Exhibit 99

FOR IMMEDIATE RELEASE:

Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc.’s Quarterly Income

Of $3.4 Million Doubles Over Prior Quarter

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Net income for the three months ended June 30, 2013 totaled $3.4 million, a 118.5% increase from $1.6 million for the prior quarter ended March 31, 2013, and an improvement of $13.3 million from the net loss of $9.9 million for the three months ended June 30, 2012.

•	Net income totaled $5.0 million for the six months ended June 30, 2013, an improvement of $23.1 million from the net loss of $18.1 million for the six months ended June 30, 2012.

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A negative provision for loan losses of $1.4 million was recognized in the second quarter of 2013, the result of the collection of the full book balance of loans previously charged-off, and the determination that no additional reserves were required based on stability in asset quality.

•	The allowance for loan losses as a percent of total loans outstanding remained strong and totaled 2.99% at June 30, 2013, or 111% of nonaccrual loans.

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$2.2 million of expenses were eliminated in the first six months of 2013 compared to the same period in 2012 through targeted savings in director fees, third party consultant fees, legal expenses and other loan workout costs, representing approximately 44% of the total previously announced targeted two year savings of $5.0 million. These savings allowed for continued investment in key areas of the Company to enhance infrastructure for future growth and the development of new products.

SHIPPENSBURG, PA (July 24, 2013) Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced continued positive earnings for the second quarter of 2013, its third consecutive quarterly increase in net income. Net income was $3.4 million for the quarter ended June 30, 2013, compared to a loss of $9.9 million for the same quarter in 2012. Net income was $5.0 million for the six months ended June 30, 2013, compared to a loss of $18.1 million for the six months ended June 30, 2012.

Diluted earnings (loss) per share amounted to $0.42 for the three months ended June 30, 2013, as compared to ($1.23) for the second quarter of 2012. Return on average equity and return on average assets totaled 15.39% and 1.14%, respectively, for the three months ended June 30, 2013. Diluted earnings (loss) per share amounted to $0.61 for the six months ended June 30, 2013, as compared to ($2.25) for the same period in 2012. Return on average equity and return on average assets totaled 11.35% and 0.84%, respectively, for the six months ended June 30, 2013.

“With the reduction in classified loans during 2013, the Company has been able to devote greater effort to new business development, and has allowed the loan portfolio of $672.8 million at June 30, 2013 to decrease only slightly, or 0.3%, since the prior quarter end. Loan growth would have been achieved during the quarter if not for over $5.0 million of nonaccrual loan reductions,” Thomas R. Quinn, Jr., President and CEO, commented. “We are encouraged by recent activity and excited about new loan opportunities and markets, including prospects in Lancaster, Dauphin, and York counties,” Quinn added.

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Quinn continued, “Second quarter earnings were positively impacted by a negative provision for loan losses of $1.4 million, and reflect the success of our Special Assets Group during 2013. The Special Assets Group continues to work with borrowers in order to minimize the Company’s losses and recover previously charged-off loans.”

OPERATING RESULTS

Net Interest Income

Net interest income totaled $7.7 million for the three months ended June 30, 2013, a $1.8 million, or 19.3%, decrease compared to the $9.5 million earned in the same period in 2012. For the six months ended June 30, 2013, net interest income totaled $15.8 million, a decrease of $4.6 million from the $20.4 million earned in the same period in 2012. The decline in net interest income is a result of both a decrease in the volume of interest earning assets and a decline in the average interest rates earned. Average earning assets were $1.128 billion for the six months ended June 30, 2013, a decrease of $235 million from the average of $1.363 billion for the same period in 2012. The 17.3% reduction in interest-earning assets that resulted from the two loan sales in 2012 and the Company’s desire to lower assets in 2012 to maintain its capital ratios has resulted in lower net interest income. Net interest margin has trended lower due to proceeds from asset sales and loan and security prepayments and maturities being reinvested in lower interest rate instruments. Net interest margin for the three months ended June 30, 2013 was 2.90%, compared to 2.96% for the same period in 2012. On a year-to-date basis, net interest margin was 2.98%, as compared to 3.16% for the same period in 2012.

The Company has been able to effectively manage its cost of funds to partially offset lower yields earned on assets, which declined to 0.46% and 0.48% for the three and six months ended June 30, 2013, an improvement over the cost of funds of 0.63% and 0.65% for the same periods in 2012.

Provision for Loan Losses

The Company recorded a negative provision for loan losses, or a reversal of amounts previously provided, of $1.4 million for the three months ended June 30, 2013. During the quarter, the Company received payments on classified loans with partial charge-offs recorded. As payments received during the quarter exceeded the carrying value of these loans, the excess was included in recoveries of loan amounts previously charged off. In connection with our quarterly evaluation of the adequacy of the allowance for loan losses, it was determined that large recoveries specific to loans in one customer relationship were not needed to replenish the reserve, and was taken into income through a negative provision for loan losses.

See further discussion in the “Asset Quality” section below.

Noninterest Income

Noninterest income, excluding securities gains, totaled $4.7 million for the three months ended June 30, 2013, compared to $4.4 million for the same period in 2012. For the six months ended June 30, 2013, non-interest income, excluding securities gains, totaled $9.0 million compared to $8.4 million for the six months ended June 30, 2012.

The Company’s mortgage banking and financial advisors lines of business benefited from favorable market conditions during the first half of 2013. Mortgage banking revenue was favorably influenced by a low interest rate environment allowing for favorable refinancing conditions coupled with greater stability in the real estate market. For the three and six months ended June 30, 2013, mortgage banking revenues totaled $1.1 million and $1.9 million, an increase of 53.5% and 53.2% over the same periods in the prior year. Orrstown Financial Advisors, which generates trust and brokerage income, recorded revenues of $1.6 million and $3.4 million for the three and six months ended June 30, 2013, an increase of 3.4% and 10.5% over the same periods in the prior year. Favorable market conditions, combined with new business opportunities led to the enhanced revenue stream.

Securities gains totaled $0 and $122 thousand for the three and six months ended June 30, 2013, compared to $2.6 million and $4.8 million for the same periods in 2012. In 2013, asset/liability management strategies and interest rate conditions resulted in a limited number of security sales. Strategic considerations and interest rate conditions, as well as a desire to maintain capital levels factored into the extent and timing of securities gains taken in 2012.

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Noninterest expenses

Noninterest expenses totaled $10.3 million for the three months ended June 30, 2013, compared to $10.7 million for the corresponding prior year period, a decrease of 3.8%. On a year-to-date basis, noninterest expenses amounted to $21.3 million, a decrease of $340 thousand, or 1.6%, from $21.6 million for the same period in 2012. The components of the noninterest expenses between the two periods differed, and reflect the Company’s ongoing transition from a focus on asset quality concerns to growth in the balance sheet and fee based revenue generating lines of businesses.

Asset quality related costs, including collection, problem loan and real estate owned expenses, totaled $216 thousand and $441 thousand for the three and six months ended June 30, 2013, reductions of $462 thousand and $1.3 million from the same periods in 2012. In addition, during the six months ended June 30, 2013, the Company was able to lower its consulting expenses, which are included in professional services, by nearly $500 thousand compared to the same period in 2012. These reductions in expenses are consistent with the Company’s previously disclosed ‘Operation Bottom Line’ initiative, in which certain expenses were targeted to be reduced by 25% over a two year period.

Growth in salaries and employee benefits were experienced during 2013, with total expenses for the three and six months ended June 30, 2013 totaling $5.4 million and $11.1 million, representing increases of $410 thousand and $1.5 million over the same periods in 2012. A large component of the difference pertains to an increase in the Company’s number of full-time equivalents, which has increased as we enhance our enterprise risk management practices and procedures, and place less reliance on outside consultants. In addition, the Company has experienced favorable claims history on its self insured employee health plan, and allowed for the net reduction of a self-insured reserve in 2012. One additional factor contributing to the increase in salaries and benefit expense was the restoration of certain incentive based employee benefits as a result of the Company’s return to profitability, which totaled $200 thousand and $420 thousand for the three and six months ended June 30, 2013, with no similar expenses recorded in 2012.

As a result of the decline in net interest income, partially offset by a slight decrease in noninterest expenses, the Company’s efficiency ratio for the three and six months ended June 30, 2013 increased to 80.1% and 81.8%, respectively, compared to 72.7% and 70.1%, respectively, for the same periods in 2012. The efficiency ratio expresses noninterest expense as a percentage of tax equivalent net interest income and noninterest income, excluding securities gains, intangible asset amortization and other real estate income and expenses.

Income Taxes

Income tax expense totaled $30 thousand and $60 thousand for the three and six months ended June 30, 2013, on pre-tax income of $3.4 million and $5.0 million respectively. This compared to an income tax benefit of $7.2 million and $12.1 million recorded on pre-tax loss of $17.2 and $30.2 million for the three and six months ended June 30, 2012. During the third quarter of 2012, an evaluation was completed on the net deferred tax asset that existed at that time, which principally resulted from credit and credit related losses and expenses that the Company had experienced. As a result of the taxable losses that were generated during 2012, and our inability to fully offset the tax to the two preceding carryback years allowed by tax regulation, our net deferred tax asset was dependent on tax planning strategies and future taxable income. Based on forecasted taxable income at that time, combined with limited available tax planning strategies, we were not able to conclude that the deferred tax asset would more likely than not be realized in its entirety, and as such, a valuation allowance was established for the full amount beginning in the third quarter of 2012. An updated evaluation was completed at June 30, 2013, and we continue to believe that the valuation allowance is appropriate, and as such, the expense recorded during 2013 pertains to estimated alternative minimum tax.

FINANCIAL CONDITION

Assets at June 30, 2013 were $1.19 billion, a $41.5 million decrease from $1.23 billion at December 31, 2012 and a $5.8 million, or 0.5% decrease from March 31, 2013. During the second quarter of 2013, the Company transitioned its focus to growing its loan portfolio, and away from working out troubled loans due to the improvement in asset quality. On a year-to-date basis, the loan repayments have outpaced loan originations by approximately $31.0 million. In the past three months however, the sales development efforts and related pipeline began to expand, and new loan originations nearly covered loan repayments, and resulted in only a 0.3% decrease in gross loans outstanding during the quarter.

As a result in the reduction of the gross loan balance during 2013, the Company has allowed run-off in its deposits, particularly time deposits which have a higher cost associated with them, which resulted in total deposits declining by $49.6 million, or 4.6% during the six months ended June 30, 2013. In addition, the Company invested some of its liquidity that was maintained in cash equivalents at December 31, 2012 into higher yielding securities available for sale. Both of these deposit and securities initiatives were implemented to improve net interest margin, while still balancing required liquidity to fund future loan growth.

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Shareholders’ Equity

Shareholders’ equity totaled $87.8 million at June 30, 2013, an increase of $110 thousand, or 0.1%, since December 31, 2012. This increase was primarily the result of net income of $5.0 million posted for the six months ended June 30, 2013, offset by a similar decline in accumulated other comprehensive income. The Company’s regulatory capital ratios continue to exceed all regulatory minimums required to be considered well capitalized, and have shown improvement since December 31, 2012. At June 30, 2013, the Company’s regulatory capital ratios consisted of a Tier-1 leverage ratio of 7.5%, a Tier-1 risk-based capital ratio of 12.6%, and a total risk-based capital ratio of 13.9%, an increase over December 31, 2012’s ratios of 6.8%, 10.9% and 12.2%, respectively. Net income recorded for the quarter combined with a reduction in assets resulted in the improved ratios.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and real estate owned totaled $20.8 million at June 30, 2013, which was a 9.2% decrease from December 31, 2012’s balance of $22.9 million and a 67.2% reduction from $63.4 million at June 30, 2012. The Company has been able to achieve its objective of reducing its level of risk assets from the highs that were recorded in 2012, and current levels are more consistent with pre-crisis levels. During the second quarter of 2013, nonaccrual loans increased by $3.8 million, or 26.9%, primarily the result of $1.4 million of previously performing restructured loans being moved to nonaccrual status, and one relationship in the food service industry experiencing financial difficulty due to increased competition, which was also moved to nonaccrual status.

The allowance for loan losses totaled $20.1 million at June 30, 2013, a decrease of $3.1 million from $23.2 million at December 31, 2012, principally due to net charge-offs of $1.7 million during the six month period, combined with the negative provision for loan losses of $1.4 million discussed above. Despite the negative provision for loan losses and the net charge-offs recorded during 2013, the allowance for loan losses to total loans ratio was 2.99% at June, 30, 2013, and the allowance to loan losses coverage ratio of nonaccrual loans and restructured loans remained strong at 101.8%.

Management believes that the enhancement of the Company’s loan policies and operating procedures during the past 24 months has improved our ability to identify, capture and monitor credit risk within the loan portfolio and to mitigate losses in the future.

Operating Highlights:

	For the		For the
	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2013	2012	2013	2012

For Three Months Ended:
Net income (loss)	$3,408	$(9,914)	$4,968	$(18,132)
Diluted earnings (loss) per share	$0.42	$(1.23)	$0.61	$(2.25)
Dividends per share	$0.00	$0.00	$0.00	$0.00
Return on average assets	1.14%	(2.81%)	0.84%	(2.55%)
Return on average equity	15.39%	(33.81%)	11.35%	(29.63%)
Net interest income	$7,701	$9,546	$15,808	$20,388
Net interest margin	2.90%	2.96%	2.98%	3.16%

Balance Sheet Highlights:

(Dollars in thousands, except per share data)	June 30, 2013	December 31, 2012	June 30, 2012

Assets	$1,191,217	$1,232,668	$1,328,475
Loans, gross	672,755	703,739	837,980
Allowance for loan losses	(20,098)	(23,166)	(36,235)
Deposits	1,035,483	1,085,039	1,144,384
Shareholders’ equity	87,804	87,694	107,629

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)	June 30 2013	December 31, 2012*	June 30, 2012
Assets
Cash and cash equivalents	$84,336	$150,688	$125,523
Securities available for sale	358,482	301,970	283,078

Loans held for sale	3,145	7,862	4,825
Loans	672,755	703,739	837,980
Less: Allowance for loan losses	(20,098)	(23,166)	(36,235)

Net loans	655,802	688,435	806,570

Premises and equipment, net	26,335	26,782	26,983
Other assets	66,262	64,793	86,321

Total assets	$1,191,217	$1,232,668	$1,328,475

Liabilities
Deposits:
Non-interest bearing	$119,451	$121,090	$118,062
Interest bearing	916,032	963,949	1,026,322

Total deposits	1,035,483	1,085,039	1,144,384
Borrowings	53,401	47,120	65,635
Accrued interest and other liabilities	14,529	12,815	10,827

Total liabilities	1,103,413	1,144,974	1,220,846

Shareholders’ Equity
Common stock	421	421	420
Additional paid - in capital	122,827	122,724	122,616
Retained earnings (accumulated deficit)	(32,291)	(37,259)	(16,937)
Accumulated other comprehensive income	(3,133)	1,828	1,550
Treasury stock	(20)	(20)	(20)

Total shareholders’ equity	87,804	87,694	107,629

Total liabilities and shareholders’ equity	$1,191,217	$1,232,668	$1,328,475

*	The consolidated balance sheet at December 31, 2012 has been derived from audited financial statements at that date.

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest and dividend income
Interest and fees on loans	$7,847	$10,044	$16,064	$21,150
Interest and dividends on investment securities	1,142	1,585	2,409	3,568

Total interest and dividend income	8,989	11,629	18,473	24,718

Interest expense
Interest on deposits	1,139	1,862	2,363	3,840
Interest on borrowings	149	221	302	490

Total interest expense	1,288	2,083	2,665	4,330

Net interest income	7,701	9,546	15,808	20,388
Provision for loan losses	(1,400)	23,000	(1,400)	42,200

Net interest income after provision for loan losses	9,101	(13,454)	17,208	(21,812)

Noninterest income
Service charges on deposit accounts	1,445	1,543	2,859	3,062
Trust department and brokerage income	1,590	1,537	3,354	3,036
Mortgage banking activities	1,105	727	1,857	1,212
Other income	524	625	904	1,082
Investment securities gains	0	2,595	122	4,826

Total noninterest income	4,664	7,027	9,096	13,218

Noninterest expenses
Salaries and employee benefits	5,387	4,977	11,133	9,634
Occupancy, furniture and equipment	1,338	1,240	2,663	2,432
Data processing	135	134	263	263
Advertising and bank promotions	274	308	485	681
FDIC insurance	626	710	1,291	1,231
Professional services	577	751	1,338	1,552
Collection and problem loan	199	579	381	1,297
Real estate owned expenses	17	100	60	476
Other operating expenses	1,774	1,934	3,662	4,050

Total noninterest expenses	10,327	10,733	21,276	21,616

Income (loss) before income tax (benefit)	3,438	(17,160)	5,028	(30,210)
Income tax expense (benefit)	30	(7,246)	60	(12,078)

Net income (loss)	$3,408	$(9,914)	$4,968	$(18,132)

Per share information:
Basic earnings (loss) per share	$0.42	$(1.23)	$0.61	$(2.25)
Diluted earnings (loss) per share	0.42	(1.23)	0.61	(2.25)
Dividends per share	0.00	0.00	0.00	0.00
Average shares and common stock equivalents outstanding	8,090,993	8,064,549	8,087,710	8,059,860

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ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable Equivalent Basis

	Three Months Ended
	June 30, 2013			June 30, 2012
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate
Assets
Federal funds sold & interest bearing bank balances	$78,150	$50	0.26%	$126,942	$82	0.25%
Securities	370,675	1,211	1.31	337,180	1,758	2.09
Loans	674,847	8,140	4.84	880,371	10,372	4.62

Total interest-earning assets	1,123,672	9,401	3.36	1,344,493	12,212	3.58

Other assets	72,908			75,104

Total	$1,196,580			$1,419,597

Liabilities and Shareholders’ Equity
Interest bearing demand deposits	$480,467	$191	0.16	$514,762	$356	0.26
Savings deposits	78,897	32	0.17	74,938	31	0.17
Time deposits	365,983	916	1.00	495,844	1,475	1.20
Short term borrowings	16,236	8	0.20	42,738	41	0.42
Long term debt	35,671	141	1.59	47,675	180	1.52

Total interest bearing liabilities	977,254	1,288	0.53	1,175,957	2,083	0.70

Non-interest bearing demand deposits	119,244			116,838
Other	11,292			8,856

Total Liabilities	1,107,790			1,301,651
Shareholders’ Equity	88,790			117,946

Total	$1,196,580		0.46%	$1,419,597		0.63%

Net interest income (FTE)/net interest spread		8,113	2.83%		10,129	2.88%

Net interest margin			2.90%			2.96%

Tax-equivalent adjustment		(412)			(583)

Net interest income		$7,701			$9,546

NOTES:	Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.

For yield calculation purposes, nonaccruing loans are included in the average loan balance.

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ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable Equivalent Basis

	Six Months Ended
	June 30, 2013			June 30, 2012
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate
Assets
Federal funds sold & interest bearing bank balances	$86,456	$111	0.26%	$109,772	$143	0.25%
Securities	356,453	2,560	1.45	335,913	4,011	2.39
Loans	684,835	16,669	4.91	917,219	21,799	4.75

Total interest-earning assets	1,127,744	19,340	3.46	1,362,904	25,953	3.81

Other assets	71,557			67,252

Total	$1,199,301			$1,430,156

Liabilities and Shareholders’ Equity
Interest bearing demand deposits	$481,427	$408	0.17%	$528,217	$760	0.27%
Savings deposits	77,204	63	0.16	74,479	62	0.17
Time deposits	375,237	1,892	1.02	486,867	3,018	1.24
Short term borrowings	13,591	14	0.21	45,354	93	0.41
Long term debt	36,496	288	1.59	49,376	397	1.62

Total interest bearing liabilities	983,955	2,665	0.55	1,184,293	4,330	0.73

Non-interest bearing demand deposits	115,846			113,233
Other	11,257			9,558

Total Liabilities	1,111,058			1,307,084
Shareholders’ Equity	88,243			123,072

Total	$1,199,301		0.48%	$1,430,156		0.65%

Net interest income (FTE)/ net interest spread		16,675	2.91%		21,623	3.08%

Net interest margin			2.98%			3.16%

Tax-equivalent adjustment		(867)			(1,235)

Net interest income		$15,808			$20,388

NOTES:	Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.

For yield calculation purposes, nonaccruing loans are included in the average loan balance.

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Nonperforming Assets / Risk Elements

(Dollars in Thousands)	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012

Nonaccrual loans (cash basis)	$18,047	$14,220	$17,943	$56,917
Other real estate (OREO)	1,072	1,925	1,876	2,337

Total nonperforming assets	19,119	16,145	19,819	59,254
Restructured loans still accruing	1,691	3,078	3,092	2,831
Loans past due 90 days or more and still accruing	0	0	0	1,275

Total risk assets	$20,810	$19,223	$22,911	$63,360

Loans 30-89 days past due	$3,233	$6,069	$3,578	$6,219

Asset quality ratios:
Total nonaccrual loans to loans	2.68%	2.11%	2.55%	6.79%
Total nonperforming assets to assets	1.60%	1.35%	1.61%	4.46%
Total nonperforming assets to total loans and OREO	2.84%	2.39%	2.81%	7.05%
Total risk assets to total loans and OREO	3.09%	2.84%	3.25%	7.54%
Total risk assets to total assets	1.75%	1.61%	1.86%	4.77%

Allowance for loan losses to total loans	2.99%	3.25%	3.29%	4.32%
Allowance for loan losses to nonaccrual loans	111.36%	154.13%	129.11%	63.66%
Allowance for loan losses to nonaccrual and restructured loans still accruing	101.82%	126.70%	110.13%	60.65%

Roll Forward of Allowance for Loan Losses

	Three Months Ended		Six Months Ended
(Dollars in Thousands)	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Balance at beginning of period	$21,917	$28,156	$23,166	$43,715
Provision for loan losses	(1,400)	23,000	(1,400)	42,200
Recoveries	1,480	1,774	1,576	2,298
Loans charged-off	(1,899)	(16,695)	(3,244)	(51,978)

Balance at end of period	$20,098	$36,235	$20,098	$36,235

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About the Company

With nearly $1.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements related to new business development, new loan opportunities, growth in the balance sheet and fee based revenue lines of business, reducing risk assets, and mitigating losses in the future. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will achieve the desired level of new business development and new loans, growth the balance sheet and fee based revenue lines of business, continue to reduce risk assets or mitigate losses in the future. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company’s business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital under favorable conditions, volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s Form 10-K for the fiscal year ended December 31, 2012, and the Form 10-Q for the quarter ended March 31, 2013 and other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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